                                                                    Exhibit 99.2


               IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE
                          IN AND FOR NEW CASTLE COUNTY



------------------------------------------x
DOLPHIN LIMITED PARTNERSHIP L.L.P.,       :
                                          :
                           Plaintiff,     :
                                          :
     -vs.-                                :        COMPLAINT 19822
                                          :
JON H.OUTCALT, KEVIN E. SHAW,             :
BOAKE A. SELLS, RICHARD L. OSBORNE,       :
GENESIS HEALTH VENTURES, INC.,            :
GENESIS SUB, INC. AND NCS HEALTHCARE,     :
INC.,                                     :
                                          :
                          Defendants.     :
------------------------------------------x


     Plaintiff, by its attorneys, alleges upon information and belief, except as to Paragraph 12, which is alleged on knowledge, as follows:

                              NATURE OF THE ACTION
                              --------------------

     1. On July 29, 2002, NCS Healthcare, Inc. ("NCS" or the "Company") announced that it had entered into a definitive merger agreement with Genesis Health Ventures, Inc. ("Genesis"). In the proposed merger, each of NCS's approximately 23.7 million shares of common stock outstanding would be exchanged for 0.1 share of Genesis common stock, which, on July 26, 2002 (the last trading day prior to the announcement of the proposed merger, closed at $16 per share on NASDAQ, making the merger worth about $38 million to NCS common stockholders, or $1.60 per NCS share. Genesis would also assume NCS debt of approximately $308 million. Under the proposed Genesis merger, NCS public shareholders would own approximately 4.2% of the combined company. The equity market value of Genesis is approximately $650 million and the combined Genesis/NCS would have approximately $874 million of net debt and preferred stock as of March 31, 2002.

     2. On July 26, 2002, Omnicare, Inc. ("Omnicare") made a $3.00 per share cash offer to acquire all of the outstanding shares of NCS common stock, plus the assumption of NCS's debt. Omnicare is a leading provider of pharmaceutical care for the elderly, with an equity market value of approximately $1.5 billion.

     3. On August 1, 2002, Omnicare announced that it would shortly commence a $3.50 tender offer to acquire all the shares of NCS common stock, thus valuing the Omnicare offer at approximately $83 million to NCS common stockholders - more than double the worth of the consideration to be received by NCS shareholders in the proposed Genesis merger.

     4. On July 26, 2002, the last trading day prior to the announcement of the proposed Genesis merger, the price of NCS closed on the NASDAQ Bulletin Board at $.74 per share. The facts that (a) shareholders will own only approximately 4.2% of the combined company following the Genesis merger, and (b) will receive a substantial premium over NCS's pre-announcement trading price show that the proposed transaction is not structured as a merger of equals, but rather as an acquisition of NCS by Genesis. Having decided to put NCS up for sale, the NCS Board of Directors has a fiduciary duty to all NCS common stockholders to maximize the value of their shares.

     5. Defendants Jon H. Outcalt ("Outcalt"), Kevin E. Shaw ("Shaw"), Boake A. Sells ("Sells") and Richard L. Osborne ("Osborne") (collectively, the "Director Defendants"), constituting the entire Board of Directors of NCS, have violated their fiduciary duties to NCS public stockholders by refusing to consider Omnicare's premium all cash offers and agreeing to the grossly inferior proposed Genesis merger despite the fact that Omnicare has advised the NCS Board of Directors that:

         In the context of a negotiated transaction, we are prepared to discuss all aspects of our proposal with you, including structure, economics and your views as to the proper roles for our respective management and employees in the combined company. We would also consider a stock transaction in order to allow NCS stockholders to share in the upside of the combined companies. With respect to structure, we would be willing to discuss acquiring the securities of NCS in a tender offer. We wish, and are prepared, to meet immediately with you and the other directors, management and advisors to answer any questions about our proposal and to proceed with negotiations leading to the execution of a definitive merger agreement.

         6. On August 1, 2002, Omnicare announced that it had filed a lawsuit in this Court to stop the Genesis acquisition of NCS and said that it expected to commence a tender offer for NCS. Omnicare's Chief Executive Officer stated that

         We are taking these steps after continued refusal by NCS to discuss Omnicare's offer to acquire the company. We believe that the Board of Directors of NCS has breached its fiduciary duties by entering into the Genesis Agreement while they were fully aware of our offer ...

         7. NCS has about 23,716,000 shares outstanding, of which about 18,460,000 are Class A common shares and 5,255,210 are Class B common shares. Defendants Outcalt and Shaw hold outright 230,968 Class A common shares (1.3% of this class) and 4,617,220 Class B common shares (87.9% of this class). Each Class B common share is entitled to ten (10) votes for every vote of a Class A common share.

         8. Defendants Outcalt and Shaw are, respectively, the Chairman of the Board and President of NCS. They are also controlling shareholders of NCS, by virtue of their ownership of

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


87.9% of the super-voting Class B common stock. Although the public shareholders of NCS own more than 96% of NCS Class A common shares and approximately 77% of the Company, defendants Outcalt and Shaw have the voting power, by virtue of their ownership of Class B common shares, and irrespective of the wishes or votes of owners of Class A common shares, to force approval of the proposed Genesis merger for their own self-serving purposes and contrary to the interests of NCS public shareholders.

         9. The proposed merger, as structured, requires the approving vote of only 51% of the outstanding NCS shares, with the Class A and B shares voting as a single class. Since defendants Outcalt and Shaw own or control more than 65% of the voting power of the NCS shares entitled to vote on the merger, the vote will be meaningless. In effect, defendants Outcalt and Shaw have the power to cram the merger down the throats of NCS Class A common shareholders, the owners of approximately 77% of the economic interest in NCS.

         10. As controlling shareholders of NCS, Defendants Outcalt and Shaw have violated their fiduciary duties to NCS public stockholders by granting Genesis an irrevocable proxy to vote all of their shares of NCS Class B common stock in favor of the proposed merger, thereby assuring approval of the merger agreement between NCS and Genesis and rejection of the vastly superior Omnicare $3.50 per share cash offer.

         11. This action is brought on behalf of all holders of the Class A common stock of NCS, other than defendants, their families and their affiliates, to enjoin the proposed merger of NCS and Genesis which is inimical to the interests of NCS's Class A shareholders, and to ensure that the Individual Defendants fulfill their fiduciary duty to maximize shareholder value in a sale of the company.

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


                                  THE PARTIES
                                  -----------

         12. Plaintiff Dolphin Limited Partnership L.L.P., a Delaware limited partnership with offices in Stamford, CT, owns approximately 500,000 shares of NCS Class A common stock.

         13. NCS is a corporation organized and existing under the laws of the State of Delaware, with its principal place of business in Beachwood, Ohio. NCS is an independent provider of pharmacy and related services to long-term care and acute-care facilities, including skilled nursing centers, assisted living facilities, and hospitals.

         14. Defendant Outcalt is Chairman of the Board of Directors of NCS and a founding principal of NCS. Outcalt receives an annual salary of $200,000 plus other benefits and, in addition, he also receives a monthly retention bonus of $17,000 for services in connection with the company's restructuring program. Upon completion of the Genesis merger, Outcalt will receive a one-time payment of $200,000. Outcalt has been a member of the Board since 1986. As a Director of NCS, Outcalt owes fiduciary duties of loyalty and care to NCS stockholders.

         15. Defendant Kevin B. Shaw is a founding principal and has been President, Secretary, and a Director of NCS since 1986. Shaw received an annual salary of $187,000 for fiscal 2001 plus other benefits, and a retention bonus of $25,000 payable during 2001 and 2002. As an Officer and Director of NCS, Shaw owes fiduciary duties of loyalty and care to NCS stockholders.

         16. Defendant Boake A. Sells has been a member of the Board since 1993 and serves on the Audit and Human Resources Committees of the Board. Sells has been receiving a director's fee of $35,000 per year, plus a monthly consulting fee of $10,000, or $120,000 per year in addition to the $35,000 director's fee. As a Director of NCS Sells owes fiduciary duties of loyalty and care to NCS stockholders.

         17. Defendant Richard L. Osborne has been a member of the Board since 1986 and serves on the Audit and Human Resources Committees of the Board. Osborne has been receiving a director's fee of $35,000 per year. As a Director of NCS, Osborne owes fiduciary duties of loyalty and care to NCS stockholders.

         18. Defendants Osborne and Sells have served as members of a Special Committee of the NCS Board of Directors and, in that capacity, have recommended to the entire Board of Directors, consisting of Outcalt and Shaw in addition to themselves, approval of the proposed Genesis merger. Defendants' appointment of a special committee in connection with the proposed Genesis merger indicates that defendants believe that defendants Outcalt and Shaw suffer from conflicts of interests, presumably because they will enjoy continuing remunerative employment with the combined enterprise. Sells' ability to act independently is compromised by a conflict of interest arising from his $120,000 per year consulting fee with NCS, for which he is beholden to defendants Outcalt and Shaw.

         19. Defendant Genesis is a corporation organized and existing under the laws of the State of Pennsylvania, with its principal place of business in Kennett Square, Pennsylvania. Genesis is a provider of pharmacy services to long term health care institutions. Genesis has recently emerged from bankruptcy proceedings and as of March 31, 2002 had approximately $600 million of net debt and redeemable preferred stock. Its Chief Executive Officer left in May and the position of CEO is presently being filled on an interim basis by a member of the Genesis Board of Directors.

         20. Defendant Genesis Sub, Inc., a wholly owned subsidiary of Genesis, is a

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
corporation organized and existing under the laws of the State of Delaware. Genesis Sub, Inc. was formed by Genesis to acquire NCS. References to "Genesis" include Genesis Sub, Inc.

         21. Omnicare, NCS, and Genesis are all in the same or similar lines of business. They all are providers of pharmacy services to long term health care institutions.

                            CLASS ACTION ALLEGATIONS
                            ------------------------

         22. Plaintiff brings this action on its own behalf and as a class action on behalf of all holders of Class A common stock of NCS and their successors in interest (except defendants, their families, and their affiliates) who are threatened with injury arising from defendants' actions.

         23. This action is properly maintainable as a class action.

             a. The class is so numerous that joinder of all members is impracticable; approximately 18.5 million publicly held shares of NCS Class A common stock are held by hundreds, if not thousands, of shareholders throughout the country.

             b. There are questions of law and fact which are common to the class, including, inter alia, the following:

                i. are defendants breaching their fiduciary duties owned by them to plaintiff and the members of the class by failing to maximize shareholder value, in a sale of NCS?

                ii. are defendants breaching their fiduciary duties by failing and refusing to consider in good faith the vastly superior offer by Omnicare to acquire NCS?

                iii. are the NCS public shareholders entitled to injunctive relief or damages as a result of defendants' breaches of their fiduciary duties?

             c. Plaintiff is committed to prosecuting this action and has retained competent counsel experienced in litigation of this nature. Plaintiff's claims are similar to those of the Class and plaintiff has no interests that are adverse to the Class.

         24. The prosecution of separate actions by individual members of the Class would create the risk of inconsistent or varying adjudications with respect to individual members of the Class which would establish incompatible standards of conduct for defendants, or adjudications with respect to individual members of the Class which would as a practical matter be dispositive of the interests of the other members not parties to the adjudications or substantially impair or impede their ability to protect their interests.

         25. Defendants have acted, or refused to act, on grounds generally applicable to, and causing injury to, the Class and, therefore, preliminary and final injunctive relief on behalf of the Class as a whole is appropriate.

                            SUBSTANTIVE ALLEGATIONS
                            -----------------------

         26. Since July 2001, Omnicare and NCS have been in discussions about a possible acquisition of NCS or its assets by Omnicare.

         27. On August 29, 2001, Omnicare sent NCS a written proposal to acquire the assets of NCS, an asset purchase agreement and a due diligence request list.

         28. On several occasions in October 2001, NCS, directly or through its financial advisors, produced to Omnicare information relating to NCS's financial and business matters.

         29. On July 26, 2002, Joel F. Gemunder, President and CEO of Omnicare, sent a letter to defendant Outcalt proposing an acquisition of NCS by Omnicare in a merger transaction pursuant to which NCS Stockholders would receive $3.00 per share in cash and Omnicare would assume and/or retire existing $308 million NCS debt that is presently in default (as of March 31, 2002) at its full principal amount plus accrued interest.

     30. On July 28, 2002, Mr. Gemunder sent another letter to Mr. Outcalt, expressing Omnicare's disappointment that NCS and its representatives had continued to refuse to meet with Omnicare to discuss Omnicare's proposal to acquire NCS. The letter noted that Omnicare's $3.00 per-share offer represented more than four times NCS' then current stock price of $.74 per share, which was already at its highest level in two years.

     31. The letter also noted that this proposal would provide almost $400 million in cash to NCS's equity and debt holders, and reiterated Omnicare's continued belief that such a proposal provides exceptional value to the NCS security holders.

     32. The letter further recited that Omnicare's Board had authorized this proposal, that Omnicare was prepared to negotiate quickly and execute a mutually acceptable definitive merger agreement, and that Omnicare, having done extensive due diligence on NCS, would need to do only confirmatory due diligence, which would involve only a review of certain non-public information typical for a transaction of this type, in order to proceed with a definitive merger agreement. The letter stated that, with the cooperation of the NCS board members, such confirmatory due diligence could be completed, and a definitive merger agreement executed, in one week. To help clarify and facilitate its proposal, Omnicare enclosed a draft merger agreement, which contained provisions customary for transactions of this type.

     33. Significantly, as the letter pointed out, Omnicare's proposal is not subject to any financing contingencies, did not contain any request for voting or similar agreements from any NCS stockholder, and did not require that NCS agree to a "break-up" or similar fee that might act

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as a deterrent to someone willing to provide greater value to NCS's equity and debt holders. The letter expressed Omnicare's belief that the securityholders of NCS should have the option to choose a transaction providing them with the greatest value without any impediment to that choice or the payment of any penalty for that choice.

     34. Mr. Gemunder's letter concluded by expressing the hope that Defendant Outcalt and the other members of the NCS Board of Directors would view the proposal as Omnicare does - an excellent opportunity for the equity and debt holders of NCS to realize full value for their securities to an extent not likely to be available to them in the marketplace. The letter concluded as follows:

           We continue to believe that there are clear and compelling advantages to both Omnicare and NCS from the combination of our two companies and that such a transaction would create significant value for each of our companies and our respective security holders. We trust that you and the other members of the NCS Board of Directors will give this proposal immediate and serious consideration. Your fiduciary duties to your equity and debt holders require no less. We look forward to hearing from you promptly.

     35. To date, no response from defendants has been forthcoming.

     36. On August 1, 2002, Omnicare increased its offer to acquire the outstanding shares of NCS to $3.50 per share in a fully financed all cash tender offer for all the NCS shares.

     37. Instead of responding to Omnicare's exceptionally attractive proposals, the Director Defendants approved the Genesis Merger Agreement which grossly undervalues NCS. The proposed Genesis merger in fact provides to NCS public shareholders less than half of what Omnicare has offered.

     38. In further violation of their fiduciary obligations to NCS Class A stockholders, the

Director Defendants have also agreed to a host of onerous and draconian defensive measures with respect to the proposed Genesis merger that are disproportionate to any perceived threat posed to NCS or its shareholders and that effectively preclude acceptance of any superior bid, including the premium offer made by Omnicare.

     39. Although NCS stockholders will go through the formality of voting for or against the Genesis merger, the outcome of that vote is already a foregone conclusion. Because holders of NCS Class A shares are allowed one vote per share, while holders of NCS Class B shares (principally Director Defendants Outcalt and Shaw) are allowed ten votes per share, Defendants Outcalt and Shaw possess overwhelming voting strength to ensure approval of the Genesis merger agreement.

     40. Such approval is guaranteed by the fact that NCS, Genesis and Director Defendants Outcalt and Shaw have executed an agreement pursuant to which, in further violation of their fiduciary obligations to NCS stockholders, Director Defendants Outcalt and Shaw have granted Genesis an "irrevocable proxy" to vote all their shares of NCS Class B common stock in favor of the Genesis Merger Agreement (the "Director Proxy Lock-Up").

     41. While the Director Proxy Lock-Up is ostensibly terminable if the Genesis Merger Agreement is terminated, the Genesis Merger Agreement prohibits the NCS Board of Directors from terminating the Genesis Merger Agreement prior to the stockholder vote to approve it (the "No Termination Provision"). As a result, defendants have "locked up" the acquisition of NCS, to force this grossly inferior transaction on shareholders owning approximately 77% of the Company.

     42. In the Genesis merger agreement, NCS has agreed that its obligations to call, give notice of, convene and hold a meeting of the holders of the common stock of the Company shall not be affected by the withdrawal, amendment or modification of the NCS Board of Directors' recommendation.

     43. Furthermore, and most unusually, NCS has agreed that such obligations shall not be affected by the commencement, public proposal, public disclosure or communication to the Company of any acquisition proposal no matter how superior to the Genesis merger. Indeed, so intent are the Director Defendants to pursue the Genesis deal that they have agreed to forego any customary "fiduciary out" or to condition the transaction on the approving vote of the Class A shareholders voting as a separate class.

     44. To clinch the coercive, onerous and preclusive effects of these actions, the Genesis Merger Agreement provides that, if the Proposed Genesis Merger does not obtain the required stockholder approval, thus preventing consummation of the merger (an unlikely event given the other provisions described above), NCS will face a $6 million penalty (nearly 16% of its equity market value) if it pursues any alternative acquisition within 12 months of the termination of the Genesis Merger Agreement (the "Break-up Penalty"). This provision, while no more than a transparent attempt to prevent other bidders from offering NCS stockholders fair value for their shares, provides Genesis with a windfall, while betraying the interests of NCS stockholders by making it difficult for NCS to negotiate with third parties willing to offer NCS stockholders greater value than they will realize through the proposed Genesis Merger.

     45. Thus, the Director Defendants, by agreeing to the No Termination Provision, the Director Proxy Lock-Up, the Break-up Penalty, and the rest of the indisputably inferior terms offered by Genesis, have effectively abdicated their fiduciary duties to manage NCS, and have impermissibly locked NCS stockholders into a transaction that denies them anything close to fair value for their shares. All this was done against the backdrop of a superior proposal from Omnicare.

         46. Furthermore, if the Genesis merger agreement is consummated according to its terms, with NCS shareholders receiving .1 shares of Genesis common stock for each outstanding share of NCS common stock, NCS public shareholders would own only approximately 4.2% of the combined company and which would have approximately $874 million of pro forma net debt and preferred stock. Thus, any theoretical long-term benefits of the Genesis merger to NCS public stockholders would be de minimis, if they ever materialize. In fact, Genesis stock would have to currently trade at $35 per share to provide a market value equivalent to the Omnicare proposal - 2.2 times its current trading price. On the other hand, the Omnicare $3.50 cash offer provides an immediate real and substantial benefit.

                                CLAIM FOR RELIEF

         47. The Director Defendants owe fiduciary duties to NCS and its stockholders. These duties include, but are not limited to, the obligation to consider and fully evaluate all bona fide offers for NCS, the obligation to exercise due care in responding to such offers, the obligation not to put self-interest and personal or other consideration ahead of the interest of the Class A stockholders, and the obligation not to take unreasonable defensive measures that are disproportionate to any perceived threat posed to NCS or its shareholders.

         48. The decisions of the Director Defendants with respect to the Director Proxy Lock-Up and the Genesis Merger Agreement demonstrate a lack of good faith, could not have been based upon a reasonable inquiry, and unreasonably preclude Omnicare or any other third party from entering into an agreement that offers greater value to NCS stockholders than that offered by the proposed Genesis merger.

         49. The Director Defendants have breached their duties of good faith, loyalty and care by agreeing to enter into the Genesis Merger Agreement and the Director Proxy Lock-Up.

         50. Additionally, in further breach of their fiduciary duties, the Director Defendants have failed even to consider Omnicare's vastly superior offer.

         51. The Director Defendants have further breached their fiduciary duties by, in effect, disenfranchising the public NCS Class A stockholders by not conditioning the Genesis merger on the approval of the Class A shareholders voting as a separate class.

         52. The Director Defendants have purposely refused to explore Omnicare's bid even though Omnicare has specifically invited NCS representatives to engage in discussions with respect to that bid. The Director Defendants' blindness and refusal to fully inform themselves of Omnicare's superior offer constitutes a breach of the Director Defendants' fiduciary duties.

         53. Unless enjoined by this Court, the Director Defendants will continue to breach their fiduciary duties to the detriment of the Class A stockholders, thereby preventing NCS's stockholders from even considering potentially superior merger proposals such as the Omnicare merger proposal.

         54. Genesis has aided and abetted the Director Defendants in their breaches of fiduciary duty. As a direct participant in the Director Proxy Lock-Up and the Genesis Merger Agreement, Genesis purposefully, knowingly and substantially aided and abetted the Director Defendants in their breach of fiduciary duties by insisting, upon and agreeing to the excessive and unreasonable features and "penalty" provisions of the Genesis Merger Agreement and the

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Director Proxy Lock-Up, which were designed by Genesis to interfere with
Omnicare's or any other superior merger proposals.

         55. Unless enjoined in this action, Genesis will continue to aid and abet the Director Defendants' breaches of fiduciary duties to NCS and its Class A stockholders.

         56. Plaintiff and the class have no adequate remedy at law.

         WHEREFORE, plaintiff demands judgment against the defendants jointly and severally, as follows:

         (1) declaring this action to be a class action and certifying plaintiff as the class representative and its counsel as class counsel;

         (2) enjoining, preliminarily and permanently, the proposal merger between NCS and Genesis,

         (3) directing defendants to condition the Genesis merger on the approving vote of the Class A stockholders voting as a separate class;

         (4) in the event that the transaction is consummated prior to the entry of this Court's final judgment, rescinding it or awarding plaintiff and the Class rescissory damages;

         (5) directing that defendants account to plaintiff and the other members of the class for all damages caused by them and account for all profits and any special benefits obtained as a result of their breaches of their fiduciary duties;

         (6) awarding plaintiff the costs and disbursements of this action, including a reasonable allowance for the fees and expenses of plaintiff's attorneys and experts; and

         (7) granting plaintiff and the other members of the Class such further relief the Court deems just and proper.


                                    ROSENTHAL, MONIIAIT, GROSS
                                      & GODDESS, P.A.

                                    BY: Illegible
                                        ------------
                                        919 North Market Street, Suite 1401
                                        P.O. Box 1070
                                        Wilmington, Delaware 19899-1070
                                        Tel: (302) 656-4433
                                        Attorneys for Plaintiff


OF COUNSEL

LOWEY DANNENBERG BEMPORAD
    & SELINGER, P.C.
1 North Lexington, 11th Floor
White Plains, New York 10601
Tel: (914) 997-0500








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